Exhibit 99.1

Regional Health Properties Reports Fourth Quarter and Full-Year 2020 Financial Results

ATLANTA, GA, April 1, 2021 — Regional Health Properties, Inc. (NYSE American: RHE) (NYSE American: RHEpA), a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term care, reported results for the year ended December 31, 2020.

Business Update

•	Successfully transitioned two non-performing facilities affiliated with one operator, preliminary results for transitioned facilities for January and February 2021 very encouraging

•	Collected 91% of 2020 cash rent

•	Generated positive free cash flow from continuing operations for the fourth quarter and year ended December 31, 2020, despite covid-19 headwinds

Brent Morrison, Regional Health Properties’ Chief Executive Officer and President, commented, “Our portfolio occupancy experienced some softness going into yearend but we remain hopeful that the vaccine rollout and reinstating family visitation privileges should reverse the downward trend by the second half of 2021. We have a strong and experienced portfolio of operating partners and remain confident in their abilities to continue to navigate through the challenges resulting from the ongoing pandemic.” Ben Waites, Regional’s Chief Financial Officer added “I’m excited to join the Regional team. I look forward to furthering the company’s progress and see Regional well positioned to weather the storm. We see opportunities to refinance some of our senior debt secured by U.S. Department of Housing and Urban Development (HUD) as well as other capital structure improvements.”

Management periodically monitors a number of facility performance metrics, including rent coverages both before and after management fees. In the fourth quarter of 2020, the Company’s portfolio rent coverage before management fees was 1.77x and rent coverage after management fees was 1.28x. Occupancy and skilled mix for the Company’s portfolio were 67.3% and 28.4% for the fourth quarter of 2020, respectively. These data exclude the impact of three managed facilities located in Ohio.

Rent Collections and Operator Changes

As of the year ended December 31, 2020, we collected 80% and 82% of contractual cash due for the fourth quarter of 2020 and twelve months ended December 31, 2020, respectively. As of the date of this press release, rent collections increased to 91% of contractual cash due for the year 2020. All expected contractual rent has been collected through March 2021.

As announced in December, we terminated a lease with the operator of two facilities located in Georgia. One facility was transitioned to Empire Care Centers, a new operator to Regional and the second building is being managed by Vero Health Care, a current leasee of the company. Preliminary operating results from January and February for these facilities are encouraging.

Summary of Financial Results for the Three and 12 Months Ended December 31, 2020

Total rental revenues in the fourth quarter of 2020 decreased 20.2% to $3.4 million, from $4.3 million in the fourth quarter of 2019. Total rental revenues for the 12 months ended December 31, 2020 decreased by 14.3% to $16.3 million, from $19.0 million for the twelve months ended December 31, 2019. The decrease is primarily a result of the agreement to terminate the subleases for two skilled nursing facilities in the fourth quarter of 2020 (the “Wellington Transition”) partially offset by four facilities sold during the third quarter of 2019 (the “Asset Sale”) as well as the disposition of two facilities we subleased “Omega Disposition” in the first quarter of 2019.

General and administrative costs increased 62.1%, to $1.0 million for the fourth quarter of 2020, compared with $641,000 for the same period in 2019. The increase for the fourth quarter includes approximately $100,000 of timing differences from recognition of Auditing and Accounting expenses (expensed as incurred) and approximately $300,000 in legal and consulting fees related to the Wellington Transition compared to the same period in 2019. General and administrative costs for the 12 months ended December 31, 2020 increased by 5.7%, to $3.4 million, compared with $3.2 million for the same period in 2019, the increase consists of $200,000 in consulting and legal fees and other insurance. Additionally for the 12 months ended December 31, 2020, and 2019, general and administrative costs include $49,000 and $92,000, respectively of stock-based compensation expense.

Provision (recovery) for doubtful accounts increased to $272,000 for the fourth quarter of 2020, compared with income of $67,000 for the same period in 2019. Provision (recovery) for doubtful accounts increased by approximately $1.2 million, to $925,000, for the twelve months ended December 31, 2020, compared with income of $281,000 for the year ended December 31, 2019. The current quarter and year expense is related to approximately $1.4 million provision of outstanding rent arrears and other straight-line adjustments arising from one operator (Wellington) offset by approximately $0.5 million of rent collection from prior year payment plans.

Interest expense decreased by $44,000, or 6.0%, to $686,000 for the fourth quarter of 2020 compared with $730,000 for the same period in 2019. Interest expense for the 12 months ended December 31, 2020, decreased by approximately $2.5 million or 47.3%, to $2.8 million compared to $5.3 million for the same period in 2019. The current quarter and year decrease is mainly due to the payoff of the Pinecone and Congressional Bank loans during the prior year from the proceeds of the Asset Sale.

Loss from discontinued operations, net of tax, for the fourth quarter of 2020, was $51,000 compared to income from discontinued operations, net of tax, of $215,000 for the prior year period. For the 12 months ended December 31, 2020, loss from discontinued operations, net of tax, was $84,000 compared to income from discontinued operations of $626,000 for the prior year period. The current year expense is primarily an adjustment to legacy accounts receivable. The prior period income is due to a $200,000 credit from one of the Company’s former attorneys, and $400,000 credit from legacy professional and general claims.

Net loss attributable to Regional Health Properties, Inc.’s common stockholders in the fourth quarter of 2020 was $3.3 million compared with a net loss of $1.5 million for the fourth quarter of 2019. For the 12 months ended December 31, 2020, the net loss attributable to Regional Health Properties, Inc.’s common stockholders was $9.7 million, or $5.74 per basic and diluted share, compared with a net loss of $3.5 million, inclusive of a $6.5 million pre-tax gain on the Asset Sale and $600,000 pre-tax gain from the Omega Disposition recognized during the first nine months of the year ended December 31, 2019, or $2.07 per basic and diluted share, in the prior year period.

Cash at December 31, 2020, totaled $4.2 million compared with $4.4 million at December 31, 2019. Restricted cash at December 31, 2020, totaled $3.3 million compared to $3.7 million at December 31, 2019. Total debt outstanding at December 31, 2020 amounted to $54.4 million compared with $55.4 million at December 31, 2019 (net of $1.3 million and $1.4 million of deferred financing costs at December 31, 2020 and 2019, respectively).

About Regional Health Properties

Regional Health Properties, Inc. (NYSE American: RHE) (NYSE American: RHEpA) is the successor to AdCare Health Systems, Inc., and is a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term healthcare through facility lease and sub-lease transactions.

Regional currently owns, leases, manages for third parties and operates, 24 facilities (12 of which are owned by Regional, nine of which are leased by Regional and three of which are managed by Regional for third parties). Effective January 1, 2021, the Company commenced operation of one previously subleased facility as a portfolio stabilization measure.

For more information, visit www.regionalhealthproperties.com.

Important Cautions Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements in this press release regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.

Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those projected or contemplated by our forward-looking statements due to various factors, including, among others: our dependence on the operating success of our operators; the significant amount of, and our ability to service, our indebtedness; covenants in our debt agreements that may restrict our ability to make investments, incur additional indebtedness and refinance indebtedness on favorable terms; the availability and cost of capital; our ability to raise capital through equity and debt financings or through the sale of assets; the effect of increasing healthcare regulation and enforcement on our operators and the dependence of our operators on reimbursement from governmental and other third-party payors; the relatively illiquid nature of real estate investments; the impact of litigation and rising insurance costs on the business of our operators; the impact on us of litigation relating to our prior operation of our healthcare properties; the effect of our operators declaring bankruptcy, becoming insolvent or failing to pay rent as due; the ability of any of our operators in bankruptcy to reject unexpired lease obligations and to impede our ability to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations; our ability to find replacement operators and the impact of unforeseen costs in acquiring new properties; the impact of COVID-19 on our business and the business of our operators, including without limitation, the extent and duration of the COVID-19 pandemic, increased costs experienced by our operators in connection therewith, and the extent to which government support may be available to our operators to offset such costs and the conditions related thereto; and other factors discussed from time to time in our news releases, public statements and documents filed by us with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and we expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

Company Contacts	Investor Relations
Benjamin A. Waites	Brett Maas
Chief Financial Officer and Vice President	Managing Partner
Regional Health Properties, Inc.	Hayden IR
Tel (678) 368-4393	Tel (646) 536-7331
ben.waites@regionalhealthproperties.com	brett@haydenir.com

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in 000’s)

	December 31,	December 31,
ASSETS	2020	2019

Property and equipment, net	$52,533	$54,672
Cash	4,186	4,383
Restricted cash	3,306	3,655
Accounts receivable, net of allowance of $1,381 and $615	2,100	963
Prepaid expenses and other	328	249
Notes receivable	444	840
Intangible assets - bed licenses	2,471	2,471
Intangible assets - lease rights, net	158	462
Right-of-use operating lease assets	33,740	37,287
Goodwill	1,585	1,585
Lease deposits and other deposits	514	517
Straight-line rent receivable	6,660	6,674
Total assets	$108,025	$113,758

LIABILITIES AND EQUITY

Senior debt, net	$47,275	$48,415
Bonds, net	6,342	6,409
Other debt, net	822	539
Accounts payable	3,008	3,699
Accrued expenses	2,225	2,613
Operating lease obligation	35,884	39,262
Other liabilities	1,365	1,078
Total liabilities	96,921	102,015

Stockholders' equity:
Common stock and additional paid-in capital, no par value; 55,000 shares authorized; 1,688 shares issued and outstanding at
December 31, 2020 and December 31, 2019	62,041	61,992
Preferred stock, no par value; 5,000 shares authorized; 2,812 shares issued and outstanding, redemption amount $70,288
at December 31, 2020 and December 31, 2019	62,423	62,423
Accumulated deficit	(113,360)	(112,672)
Total stockholders' equity	11,104	11,743
Total liabilities and stockholders' equity	$108,025	$113,758

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in 000’s, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenues:
Rental revenues	$3,427	$4,297	$16,325	$19,043
Management fees	269	279	1,001	995
Other revenues	29	3	253	96
Total revenues	3,725	4,579	17,579	20,134
Expenses:
Facility rent expense	1,639	1,639	6,558	6,645
Cost of management fees	189	194	675	661
Depreciation and amortization	655	777	2,894	3,438
General and administrative expenses	1,039	641	3,373	3,192
Provision (recovery) for doubtful accounts	272	(67)	925	(281)
Other operating expenses	230	196	860	1,017
Total expenses	4,024	3,380	15,285	14,672
Income from operations	(299)	1,199	2,294	5,462
Other expense (income):
Interest expense, net	686	730	2,777	5,265
Loss on extinguishment of debt	-	(20)	-	2,458
Gain on disposal of assets	-	-	-	(7,141)
Other expense (income), net	(23)	-	121	6
Total other expense (income), net	663	710	2,898	588

(Loss) income from continuing operations before income taxes	(962)	489	(604)	4,874
Income tax expense	-	(44)	-	-
(Loss) income from continuing operations	(962)	533	(604)	4,874
(Loss) income from discontinued operations, net of tax	(51)	215	(84)	626
Net (Loss) income	(1,013)	748	(688)	5,500
Preferred stock dividends - undeclared	(2,249)	(2,249)	(8,997)	(8,997)
Net (loss) income attributable to Regional Health Properties, Inc.
Common Stockholders	$(3,262)	$(1,501)	$(9,685)	$(3,497)

Net (loss) income per share of common stock attributable to
Regional Health Properties, Inc.
Basic and diluted:
Continuing operations	$(1.90)	$(1.02)	$(5.69)	$(2.44)
Discontinued operations	$(0.03)	$0.13	$(0.05)	$0.37
	$(1.93)	$(0.89)	$(5.74)	$(2.07)

Weighted average shares of common stock outstanding:
Basic and diluted	1,688	1,688	1,688	1,688

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL OPERATING METRICS (1)

	Twelve Months Ended	Twelve Months Ended	Twelve Months Ended	Twelve Months Ended	Twelve Months Ended
Portfolio Operating Metrics (1)	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
Occupancy %	76.5%	76.3%	75.1%	73.0%	67.3%
Quality Mix (2)	27.9%	27.7%	28.0%	29.3%	28.4%
Rent Coverage Before Management Fees (3)	1.57	1.59	1.55	1.58	1.77
Rent Coverage After Management Fees (3)	1.18	1.21	1.20	1.24	1.28

(1) Excludes three managed facilities in Ohio.

(2) Quality Mix refers to all payor types less Medicaid.

(3) EBITDAR coverage and EBITDARM coverage include information provided by our tenants. The Company has not independently verified this information, but have no reason to believe such information to be inaccurate in any material respect.